Exhibit 99.1

NEWS RELEASE

Contact:

Michael Johnson	David J. Lebedeff
Chief Financial Officer	Vice President Investor Relations
@Road	@Road
510-870-1099	510-870-1317
mjohnson@road-inc.com	dlebedeff@road-inc.com

@Road® Reports Record Quarterly Revenues
Cash and Short-term Investments Exceed $114 Million

Fremont, CA — October 28, 2004 — @Road, Inc. (Nasdaq: ARDI), a leading provider of mobile resource management (MRM) services, today announced results for the third quarter ended September 30, 2004.

Total revenues for the third quarter of 2004 were $19.1 million, up approximately 15 percent from $16.6 million reported for the same period in 2003 and up approximately 4 percent from $18.3 million for the second quarter of 2004. Service revenue for the third quarter of 2004 was $14.9 million, up approximately 14 percent from $13.1 million reported for the same period in 2003 and up approximately 4 percent from $14.4 million for the second quarter of 2004.

“Despite the difficult environment for technology companies, we are pleased that we recently secured two new significant customers. We were also profitable and increased cash in the third quarter of 2004,” said Krish Panu, president and CEO of @Road. “In addition, we continue to undertake several investment initiatives designed to generate additional growth for @Road in the future,” concluded Mr. Panu.

Net income for the third quarter of 2004 was $2.9 million, or $0.05 per diluted share, compared with a net income of $1.1 million, or $0.02 per diluted share, for the same period in 2003.

For the nine months ended September 30, 2004, total revenues increased to $55.3 million from $46.1 million for the same period a year ago. Service revenues grew to $43.3 million for the nine months ended September 30, 2004 from $35.9 million for the same period in 2003.

Net income for the first nine months of 2004 was $7.1 million, or $0.12 per diluted share, compared with a net loss of $435,000, or a loss of $0.01 per diluted share, for the same period in 2003.

The company’s condensed consolidated balance sheet at September 30, 2004 included $114.8 million of cash, cash equivalents and short-term investments. “We believe that by maintaining a strong balance sheet we increase customer confidence that we have the resources to provide them with their mobile resource management needs,” concluded Mr. Panu.

Highlights

•	New Customers — Selected by SBC Services, Inc. to provide mobile resource management solutions for up to 35,000 SBC field service technicians.

•	Selected by a large government agency customer to provide mobile resource management solutions to about 4,000 seasonal subscribers. This customer was acquired through one of our wireless carrier partners.

•	New Services — Introduced @Road Mobile HotSpot, a Wi-Fi device that can transform any vehicle into a mobile hot spot, allowing field service personnel to access their corporate networks, run applications, send and receive work orders and job status information, retrieve schematics, or access e-mail — anywhere, anytime.

•	Alliances — In conjunction with Nextel Communications, announced the addition of @Road PathwaySM iLM®. The two companies plan to bring to market the new in-vehicle solution designed for small and mid-sized field service, delivery and transportation companies that want an entry-level mobile resource management solution.

•	Intellectual Property — Entered into multi-year intellectual property cross-licensing agreements with LandSonar, Inc., a San Francisco-based predictive traffic analytics and services company. @Road has thirteen issued patents, with an additional 36 patents pending in jurisdictions worldwide. This is the first patent @Road has licensed.

•	Financial — Increased cash, cash equivalents and short-term investments by $3.1 million from June 30, 2004 to September 30, 2004.

Conference Call and Webcast Details
@Road will host a teleconference Thursday, October 28, commencing at 2:00 p.m. Pacific Time, to discuss third quarter financial results. Participating in the call will be @Road President and CEO Krish Panu and CFO Mike Johnson. All interested parties may listen by dialing 800-459-3332 or 706-679-0569, or by tuning into the webcast at www.road.com.

About @Road

@Road, Inc. (NASDAQ: ARDI) is a leading provider of mobile resource management (MRM) services, a rapidly growing category of productivity solutions integrating wireless communications, location technologies, hosted software applications, transaction processing and the Internet to help companies better manage mobile workers. Any size organization, in any industry or public sector, in which improving the productivity of mobile workers has an impact on revenue, expenses, customer service, and competitive advantage, will benefit from @Road MRM services. Because @Road offers MRM services on a hosted basis, customers avoid expensive and complex software and IT infrastructure investments. Since @Road delivers services on a subscription basis, customers can experience a rapid and measurable return-on-investment.

@Road delivers its MRM services to approximately 131,000 mobile workers in North America every day. The company has headquarters in Fremont, CA and secure networked data centers on both U.S. coasts. For more information, visit the @Road web site at www.road.com.

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Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Numerous important factors, risks and uncertainties affect the company’s operating results and could cause the company’s actual results to differ materially from forecasts and estimates or from any other forward-looking statements made by, or on behalf of, @Road, and there can be no assurance that future results will meet expectations, estimates or projections. These factors, risks and uncertainties include, but are not limited to, the timing of purchasing and implementation decisions by SBC Services, Inc., other large customers and prospects; the ability of @Road to accelerate or continue to grow as a result of its investment initiatives; the ability of @Road and its partners, such as Nextel Communications, to market, sell and support the @Road Pathway iLM and @Road Mobile HotSpot services discussed herein; the dependence on a wireless carrier partner to support and bill the government agency customer and remit fees relating thereto to @Road; competitive and pricing pressures; the dependence of @Road on mobile data systems technology, wireless networks, network infrastructure and positioning systems owned and controlled by others; and general economic and political conditions. Further information regarding these and other risks is included in the @Road Report on Form 10-Q dated August 9, 2004, Report on Form 10-K dated March 12, 2004 and in its other filings with the Securities and Exchange Commission. @Road undertakes no obligation to update the forward-looking statements contained in this news release.

@Road and iLM are registered trademarks of @Road, Inc. The @Road logo is a trademark of @Road, Inc. @Road Pathway is a service mark of @Road, Inc. All other product names and services are the property of their respective owners.

@Road, Inc.

Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	September 30, 2004	December 31, 2003	(*)
ASSETS
Current assets:
Cash, cash equivalents, and short-term investments	$114,780	$105,669
Accounts receivable, net	6,536	7,109
Inventories	3,274	2,425
Deferred product costs and other current assets	12,553	13,190

Total current assets	137,143	128,393
Property and equipment, net	2,266	2,298
Deferred product costs and other assets	7,023	8,325

Total assets	$146,432	$139,016

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$9,032	$10,522
Deferred revenue and customer deposits	10,234	9,751

Total current liabilities	19,266	20,273
Deferred revenue	5,534	6,582
Other long term liabilities	6	33

Total liabilities	24,806	26,888
Stockholders’ equity:
Common stock	230,898	228,441
Deferred stock compensation	—	(4)
Notes receivable from stockholders	—	(87)
Accumulated other comprehensive loss	(156)	—
Accumulated deficit	(109,116)	(116,222)

Total stockholders’ equity	121,626	112,128

Total liabilities and stockholders’ equity	$146,432	$139,016

     (*) Derived from the audited December 31, 2003 consolidated financial statements

@Road, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(unaudited)

	Three months ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2004	2004	2003	2004	2003
Revenues:
Service	$14,920	$14,385	$13,113	$43,332	$35,851
Product	4,182	3,946	3,503	11,993	10,275

Total revenues	19,102	18,331	16,616	55,325	46,126

Costs and expenses:
Cost of service revenue (excluding intangibles amortization included below)	4,206	4,278	3,782	12,447	11,840
Cost of product revenue	4,376	4,391	5,249	13,172	15,078
Intangibles amortization	7	11	11	28	445
Sales and marketing	2,929	3,082	2,907	9,122	8,344
Research and development	1,695	1,431	1,386	4,493	4,019
General and administrative	3,240	2,371	2,189	7,793	6,847
Terminated acquisition costs	139	2,017	—	2,156	—
Stock compensation	—	—	154	4	441

Total costs and expenses	16,592	17,581	15,678	49,215	47,014

Income (loss) from operations	2,510	750	938	6,110	(888)
Other income, net	420	316	157	996	453

Net income (loss)	$2,930	$1,066	$1,095	$7,106	$(435)

Net income (loss) per share:
Basic	$0.05	$0.02	$0.02	$0.13	$(0.01)

Diluted	$0.05	$0.02	$0.02	$0.12	$(0.01)

Shares used in calculating net income (loss) per share:
Basic	54,498	54,185	50,689	54,156	48,821

Diluted	56,199	57,414	55,813	57,424	48,821